Exhibit 10.2

Marten Transport, Ltd.

2016 Non-Employee Director Compensation Summary

On May 10, 2016, our Compensation Committee also approved the following fee schedule for non-employee directors for fiscal year 2016, which increases the annual retainer for non-employee directors from $26,000 to $30,000, but otherwise remains unchanged from the fee schedule for 2015:

2016

Annual Board Retainer	$30,000
Lead Director	10,000
Audit Committee chair	15,000
Compensation Committee chair	10,000
Nominating/Corporate Governance Committee chair	3,500

Non-employee directors also receive $1,500 for attendance at each Board meeting, $750 for each committee meeting attended and reimbursement for out-of-pocket expenses related to attending meetings.

Each non-employee director will also receive a grant of 1,000 shares of common stock in connection with re-election to the Board by the stockholders.